Exhibit 2.1

HARBORONE MUTUAL BANCSHARES

PLAN OF CONVERSION

Adopted by the Board of Trustees on March 5, 2019

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8.2	Individual Maximum Purchase Limit	22

8.3	Group Maximum Purchase Limit	23

8.4	Purchases by Officers, Directors, Trustees and Corporators	23

8.5	Special Rule for Tax-Qualified Employee Plans	23

8.6	Increase in the Total Number of Shares Offered	23

8.7	Illegal Purchases	23

8.8	Rejection of Orders	24

8.9	Subscribers in Non-Qualified States or in Foreign Countries	24

8.10	No Offer to Transfer Shares	24

8.11	Confirmation by Purchasers	24

ARTICLE 9. POST OFFERING MATTERS		25

9.1	Stock Purchases After the Conversion	25

9.2	Resales of Stock by Management Persons	25

9.3	Stock Certificates	25

9.4	Restriction on Financing Stock Purchases	25

9.5	Stock Benefit Plans	25

9.6	Market for Holding Company Common Stock	27

9.7	Liquidation Accounts	27

9.8	Repurchase of Stock	30

9.9	Conversion Expenses	30

9.10	Public Inspection of Applications	30

9.11	Enforcement of Terms and Conditions	30

9.12	Voting Rights Following the Conversion	31

9.13	Restrictions on Acquisition of Bank and Stock Holding Company	31

ARTICLE 10. MISCELLANEOUS		32

10.1	Interpretation of Plan	32

10.2	Amendment or Termination of the Plan	32

EXHIBITS

Exhibit 1.1	Form of Agreement of Merger between HarborOne Mutual Bancshares and HarborOne Bancorp, Inc.

Exhibit 1.2	Form of Agreement of Merger between HarborOne Bancorp, Inc. and HarborOne NorthEast Bancorp, Inc.

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HARBORONE MUTUAL BANCSHARES

PLAN OF CONVERSION

ARTICLE 1.

Introduction — Business Purpose

This Plan of Conversion (the “Plan”) provides for the conversion and reorganization of HarborOne Mutual Bancshares, a Massachusetts mutual holding company (the “MHC”), into the capital stock form of organization and all steps incident or necessary thereto (the “Conversion”). The MHC currently owns approximately 53% of the common stock of HarborOne Bancorp, Inc., a Massachusetts corporation (the “Mid-Tier Holding Company”), which owns 100% of the common stock of HarborOne Bank (the “Bank”). The Bank is a Massachusetts-chartered co-operative bank headquartered in Brockton, Massachusetts. Capitalized terms used in the Plan shall have the meaning ascribed to them in Article 2 of the Plan.

The primary purposes of the Conversion are to: (1) enhance the Bank’s capital position and support future growth and profitability, including through capital investments in facilities and technology; (2) transition the Bank to a more familiar and flexible holding company structure; (3) improve the trading liquidity of the Mid-Tier Holding Company’s shares of common stock; (4) facilitate the Mid-Tier Holding Company’s ability to pay cash dividends; and (5) facilitate future mergers and acquisitions.

The Bank became a stock-form subsidiary of the Mid-Tier Holding Company when the Bank reorganized into the two-tier mutual holding company structure in 2016. Accordingly, the Conversion will not affect the corporate existence of the Bank. The Bank’s business and operations will not be affected or interrupted by the Conversion, and the Bank will continue as the same legal entity after the Conversion. The Conversion will have no impact on depositors, borrowers or other customers of the Bank. Upon the Conversion, each deposit account holder of the Bank will continue to hold exactly the same deposit account as the holder held immediately before the Conversion, and such deposit account holder shall have all of the same rights and privileges after the Conversion. All deposit accounts in the Bank following the Conversion will continue to be insured up to the legal maximum by the Deposit Insurance Fund of the FDIC and the Share Insurance Fund established by the MGL for amounts in excess of FDIC coverage limits, in the same manner as such deposit accounts were insured immediately before the Conversion. There will be no change in the Bank’s loans. The Conversion will not result in any reduction of the Bank’s reserves or net worth.

The Plan, which has been adopted by the Board of Trustees of the MHC, the Board of Directors of the Mid-Tier Holding Company and the Board of Directors of the Bank, is to be carried out under the laws of the Commonwealth of Massachusetts, applicable Regulations of the Massachusetts Division of Banks (the “Division”) and the Board of Governors of the Federal Reserve System (the “FRB”), and other applicable laws and regulations. The Board of Trustees of the MHC currently contemplates that, following the Conversion, all of the capital stock of the Bank will be held by a Massachusetts corporation (the “Stock Holding Company”) and that the Stock Holding Company will issue and sell shares of its common stock (the “Holding Company Common Stock”) in a Subscription Offering upon the terms and conditions set forth herein to

Eligible Account Holders, Supplemental Eligible Account Holders (if any), Tax-Qualified Employee Plans established by the Bank or the Stock Holding Company, and Employees, Officers, Directors, Trustees or Corporators of the MHC or the Bank, according to the respective priorities set forth in the Plan. Any shares not subscribed for in the Subscription Offering may be offered for sale to certain members of the public directly by the Stock Holding Company through a Direct Community Offering and/or a Syndicated Community Offering. Alternatively, any shares not subscribed for in the Subscription Offering and any Direct Community Offering may be offered for sale in a Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators. All sales of Holding Company Common Stock in a Direct Community Offering, in a Syndicated Community Offering, in a Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators, will be at the sole discretion of the Board of Trustees of the MHC and the Board of Directors of the Stock Holding Company. As part of the Conversion, each Minority Stockholder will receive Holding Company Common Stock in exchange for Minority Shares.

The Plan is subject to the approval of various regulatory agencies, and must be approved by a majority of the total votes of the Members present and voting at the Special Meeting called for such purpose. The Plan also must be approved by at least (i) two-thirds of the total votes eligible to be cast by Stockholders at the Meeting of Stockholders and (ii) a majority of the total votes eligible to be cast by Minority Stockholders at the Meeting of Stockholders.

The Conversion is to be effectuated as follows, or in any other manner that is consistent with the purposes of the Plan and applicable laws and regulations. The Mid-Tier Holding Company will establish the Stock Holding Company as a first-tier stock holding company subsidiary. The MHC will convert from mutual to stock form and merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the resulting entity pursuant to Section 9 of Chapter 167H of the MGL and the Agreement and Plan of Merger attached hereto as Exhibit 1.1 (the “MHC Merger”). As part of the MHC Merger, shares of Mid-Tier Holding Company common stock held by the MHC will be canceled and all persons holding liquidation rights in the MHC will constructively receive liquidation rights in the Mid-Tier Holding Company in exchange for their liquidation rights in the MHC. Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with the Stock Holding Company, with the Stock Holding Company as the resulting entity (the “Mid-Tier Merger”), pursuant to the Agreement and Plan of Merger attached hereto as Exhibit 1.2, whereby the Bank will become the wholly owned subsidiary of the Stock Holding Company. As part of the Mid-Tier Merger, the liquidation rights held by persons in the Mid-Tier Holding Company pursuant to the MHC Merger will automatically, without further action on the part of such persons, be exchanged for an interest in the Stock Holding Company Liquidation Account. Immediately after the Mid-Tier Merger, the Stock Holding Company will offer for sale shares of Holding Company Common Stock in the Offering (the “Offering Shares”). The Stock Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for additional shares of common stock of the Bank and in exchange for the Bank Liquidation Account.

The foregoing is subject to modification as necessary to address tax or regulatory considerations. Upon the Conversion, Eligible Account Holders and the Supplemental Eligible Account Holders (if a Supplemental Eligibility Record Date is established) will be granted interests in the liquidation account to be established by the Bank and the Stock Holding Company pursuant to Section 9.7 hereof.

ARTICLE 2.

Definitions

As used in this Plan, the terms set forth below have the following meanings:

Acting in Concert. The term “Acting in Concert” means Persons seeking to combine or pool their voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Trustees of the MHC or Officers delegated by such Board and may be based on any evidence upon which the Board or such delegate(s) chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D with the SEC with respect to other companies. Persons living at the same address, whether or not related, will be deemed to be Acting in Concert unless otherwise determined by the Board or such delegate(s). Directors of the Bank, the Mid-Tier Holding Company, and the Stock Holding Company or Trustees of the MHC shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards, including the Board of Corporators.

Affiliate. An “Affiliate” of, or a Person “Affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

Application. The application, including a copy of the Plan, submitted by the MHC to the Commissioner for approval of the Conversion.

Associate. The term “Associate,” when used to indicate a relationship with any Person, means: (a) any corporation or organization (other than the Bank, the Mid-Tier Holding Company, the Stock Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is an Officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; or (c) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person or who is a Director, Trustee or Officer of the MHC, the Stock Holding Company, the Mid-Tier Holding Company or the Bank, or any subsidiary thereof; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an Associate of any Director, Trustee or Officer of the MHC, the Mid-Tier Holding Company, the Stock Holding Company, or the Bank. When used to refer to a Person other than an Officer, Director or Trustee of the Bank, the MHC, the Stock Holding Company, or the Mid-Tier Holding Company, the MHC, in its sole discretion may determine the Persons that are Associates of other Persons. Trustees of the MHC and Directors of the Mid-Tier Holding Company, the Stock Holding Company, and the Bank shall not be deemed to be Associates solely as a result of their membership on such Board.

Bank. HarborOne Bank, a Massachusetts-chartered stock co-operative bank with its main office in Brockton, Massachusetts, together with its subsidiaries.

Bank Liquidation Account. The account established in the Bank representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders (if any) in connection with the Conversion.

Bank Regulators. The Commissioner, the FRB and other bank regulatory agencies, if any, responsible for reviewing and approving the Conversion, including the ownership of the Bank by the Stock Holding Company and the mergers required to effect the Conversion.

BHC Act. The Bank Holding Company Act of 1956, as amended.

Code. The Internal Revenue Code of 1986, as amended.

Commissioner. The Commissioner of Banks of the Commonwealth of Massachusetts.

Community Offering. A Direct Community Offering and/or a Syndicated Community Offering.

Control. The term “Control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

Conversion. The Conversion of the MHC to stock form pursuant to the Plan, and all steps incident or necessary thereto.

Conversion Shares. The Offering Shares and the Exchange Shares.

Corporator. A member of the Board of Corporators of the MHC.

Demand Account. Non-interest-bearing demand deposits that are subject to check or to withdrawal or transfer on negotiable or transferable order to the Bank and that are permitted to be issued by statute, regulation, or otherwise and are payable on demand.

Deposit Account. Any withdrawable deposit account offered by the Bank or by Coastway Community Bank (before its merger with and into the Bank), including, without limitation, savings accounts, NOW account deposits, certificates of deposit, demand deposits, Keogh Plans, SEPs and Individual Retirement Accounts for which the Bank acts as custodian or trustee, and such other types of deposit accounts as may then have been authorized by Massachusetts or federal law and regulations, but not including repurchase agreements, savings bank life insurance policies, certain escrow accounts, or trust department accounts held separately from deposit accounts in accordance with Section 4 of Chapter 167G of the MGL.

Direct Community Offering. The offering for sale directly by the Stock Holding Company of Holding Company Common Stock (a) to the Local Community, as provided in Section 7.6 of the Plan, with preference given to natural persons residing in the Local

Community, and then (b) to the public at large. The Direct Community Offering may be conducted simultaneously with the Subscription Offering.

Director. A member of the Board of Directors of the Bank, the Mid-Tier Holding Company and/or the Stock Holding Company, as the context may dictate.

Division. The Division of Banks of the Commonwealth of Massachusetts.

Eligibility Record Date. February 28, 2018, the date for determining who qualifies as an Eligible Account Holder.

Eligible Account Holder. Any Person holding a Qualifying Deposit on the Eligibility Record Date.

Employee. All Persons who are employed by the Mid-Tier Holding Company, the Stock Holding Company, the MHC, the Bank, or any subsidiary of the Bank. The term “Employee” does not include a Trustee, Director or Officer.

Employee Plan. Any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Benefit Plan.

ESOP. The employee stock ownership plan established by the Bank.

Estimated Valuation Range. The range of the estimated consolidated pro forma market value of the Stock Holding Company, which shall also be equal to the range of the estimated pro forma market value of the aggregate Conversion Shares and Exchange Shares to be issued in the Conversion. The Estimated Valuation Range shall be based on the Independent Valuation determined by the Independent Appraiser prior to the Subscription Offering, as it may be amended from time to time thereafter. The Independent Valuation of the pro forma market value of the Stock Holding Company established by the Independent Appraiser shall form the midpoint of the Estimated Valuation Range. The maximum of the Estimated Valuation Range may vary as much as 15% above the midpoint of the Estimated Valuation Range (the “Maximum of the Estimated Valuation Range”) and 15% below the midpoint of the Estimated Valuation Range. The Maximum of the Estimated Valuation Range may be increased by up to 15% subsequent to the commencement of the Offering to reflect changes in demand for the Holding Company Common Stock or changes in market conditions.

Exchange Act. The Securities Exchange Act of 1934, as amended.

Exchange Offering. The offering of Holding Company Common Stock to Minority Stockholders in exchange for Minority Shares.

Exchange Ratio. The rate at which shares of Holding Company Common Stock are exchanged for Minority Shares upon consummation of the Conversion. The Exchange Ratio (which shall be rounded to four decimal places) shall be determined such that as of the closing of the Conversion the rate will result in the Minority Stockholders owning in the aggregate the same percentage of the outstanding shares of Holding Company Common Stock immediately upon completion of the Conversion as the percentage of Mid-Tier Holding Company common stock owned by them in the aggregate immediately prior to the consummation of the Conversion before giving effect to (a) cash in lieu of any fractional shares and (b) any shares of Offering Shares purchased by Minority Stockholders in the Offering.

Exchange Shares. The shares of Holding Company Common Stock issued to Minority Stockholders in the Exchange Offering.

FDIC. The Federal Deposit Insurance Corporation.

Firm Commitment Underwritten Offering. The offering, at the sole discretion of the Stock Holding Company, of Offering Shares not subscribed for in the Subscription Offering and any Direct Community Offering, to members of the general public through one or more underwriters. A Firm Commitment Underwritten Offering may occur following the Subscription Offering and the Direct Community Offering, if any.

FRB. The Board of Governors of the Federal Reserve System.

FRB Applications. The FRB Conversion Application to be submitted to the FRB by the MHC and the Holding Company Application to be submitted to the FRB by the Stock Holding Company.

FRB Conversion Application. The FRB Conversion Application seeking the FRB’s prior approval of, or non-objection to, the MHC’s conversion from mutual to stock form.

Group Maximum Purchase Limit. The limitation on the purchase of shares of Holding Company Common Stock established by Section 8.3 of the Plan, as such limit may be increased pursuant to said Section 8.3.

Holding Company Application. The Holding Company Application on Form FR Y-3 for the FRB’s prior approval of the Stock Holding Company’s acquisition of the Bank.

Holding Company Common Stock. The shares of common stock to be issued by the Stock Holding Company in the Conversion.

Independent Appraiser. The appraiser retained by the MHC to prepare an appraisal of the pro forma market value of the Conversion Shares.

Independent Valuation. The independent valuation of the pro forma market value of the Conversion Shares as determined by the Independent Appraiser.

Individual Maximum Purchase Limit. The limitation on the purchase of shares of Holding Company Common Stock established by Section 8.2 of the Plan, as such limit may be increased pursuant to said Section 8.2.

Information Statement. The information statement required to be sent to the Members in connection with the Special Meeting.

IRS. The United States Internal Revenue Service.

Local Community. The Massachusetts cities and towns of Abington, Acushnet, Attleboro, Avon, Berkley, Braintree, Bridgewater, Brockton, Canton, Carver, Cohasset, Dartmouth, Dighton, Duxbury, East Bridgewater, Easton, Fairhaven, Fall River, Foxboro, Freetown, Halifax, Hanover, Hanson, Hingham, Holbrook, Hull, Kingston, Lakeville, Mansfield, Marion, Marshfield, Mattapoisett, Middleborough, Milton, New Bedford, North Attleboro, Norton, Norwell, Plainville, Pembroke, Plymouth, Plympton, Quincy, Randolph, Raynham, Rehoboth, Rochester, Rockland, Seekonk, Scituate, Sharon, Somerset, Stoughton, Swansea, Taunton, Wareham, West Bridgewater, Westport, Weymouth and Whitman, and the Rhode Island cities and towns of Barrington, Bristol, Burrillville, Central Falls, Charlestown, Coventry, Cranston, Cumberland, East Greenwich, East Providence, Exeter, Foster, Glocester, Hopkinton, Jamestown, Johnston, Lincoln, Little Compton, Middletown, Narragansett, New Shoreham, Newport, North Kingstown, North Providence, North Smithfield, Pawtucket, Portsmouth, Providence, Richmond, Scituate, Smithfield, South Kingstown, Tiverton, Warren, Warwick, West Greenwich, West Warwick, Westerly, and Woonsocket.

Majority Ownership Interest. A fraction, the numerator of which is equal to the number of shares of Mid—Tier Holding Company common stock owned by the MHC immediately prior to the completion of the Conversion, and the denominator of which is equal to the total number of shares of Mid—Tier Holding Company common stock issued and outstanding immediately prior to the completion of the Conversion.

Marketing Agent. The broker-dealer responsible for managing the Offering and sale of Holding Company Common Stock.

Market Maker. A broker-dealer (i.e., any Person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes a bona fide, competitive bid and offers quotations in a recognized inter-dealer quotation system, (ii) furnishes bona fide competitive bid and offer quotations on request, and (iii) is ready, willing and able to effect transactions in reasonable quantities at the dealer’s quoted prices with other brokers or dealers.

Meeting of Stockholders. The special or annual meeting of stockholders of the Mid-Tier Holding Company and any adjournments thereof held to consider and vote upon the Plan.

Member. A Person who is recorded on the books of the MHC as the holder of one or more shares or accounts of the MHC.

MGL. The General Laws of the Commonwealth of Massachusetts.

MHC. HarborOne Mutual Bancshares, the mutual holding company for the Bank.

MHC Merger. The merger of MHC with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the resulting entity.

Mid-Tier Holding Company. HarborOne Bancorp, Inc., a Massachusetts corporation.

Mid-Tier Merger. The merger of the Mid-Tier Holding Company with the Stock Holding Company, with the Stock Holding Company as the resulting entity.

Minority Shares. Any outstanding common stock of the Mid-Tier Holding Company, or shares of common stock of the Mid-Tier Holding Company issuable upon the exercise of options or grant of stock awards, owned by persons other than the MHC.

Minority Stockholder. Any owner of Minority Shares.

Non-Tax-Qualified Employee Benefit Plan. Any defined benefit plan or defined contribution plan of the MHC, the Mid-Tier Holding Company, the Stock Holding Company, the Bank or any of their Affiliates which is not qualified under Section 401 of the Code.

Offering. The Subscription Offering, the Direct Community Offering, if any, the Syndicated Community Offering, if any, and the Firm Commitment Underwritten Offering, if any. The term “Offering” does not include Holding Company Common Stock issued in the Exchange Offering.

Offering Range. The range of the number of shares of Holding Company Common Stock offered for sale in the Offering. The Offering Range will be equal to the Estimated Valuation Range multiplied by the Majority Ownership Interest divided by the Subscription Price.

Offering Shares. The shares of Holding Company Common Stock offered and sold in the Offering. Offering Shares do not include Exchange Shares.

Officer. The Chairman of the Board of Directors, the President, any officer of the level of vice president or above, the Clerk, the Secretary, and the Treasurer of the MHC, the Mid-Tier Holding Company, the Stock Holding Company, the Bank or any subsidiary of the Bank as the case may be.

Order Form. Any form (together with any cover letter and acknowledgments) sent to any Participant or Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding subscriptions for Offering Shares.

Participant. Any Eligible Account Holder, Supplemental Eligible Account Holder, Tax-Qualified Employee Plan, or any Employee, Officer, Director, Trustee or Corporator of the MHC, the Mid-Tier Holding Company or the Bank.

Person. An individual, corporation, partnership, association, joint-stock company, trust (including Keogh Plans, SEPs and Individual Retirement Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity.

Plan. This Plan of Conversion, including any amendments hereto.

Qualifying Deposit. The aggregate balances of all Deposit Accounts of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental

Eligible Account Holder (if any) as of the close of business on the Supplemental Eligibility Record Date (if required), as the case may be, provided that, in either case, such aggregate balance is not less than $50. In determining the aggregate balance, any Deposit Account having a negative balance on the Eligibility Record Date or Supplemental Eligibility Record Date shall be disregarded.

Range Maximum. The number of Offering Shares that is 15% above the midpoint of the Offering Range.

Range Minimum. The number of Offering Shares that is 15% below the midpoint of the Offering Range.

Regulations. The regulations of the Division regarding the conversion of Massachusetts mutual holding companies to stock form and the regulations of the FRB regarding the conversion of mutual holding companies to stock form (to the extent deemed applicable by the FRB).

Savings Account. Any withdrawable account, except a Demand Account, a tax and loan account, a note account, a United States Treasury general account, or a United States Treasury time deposit-open account.

SEC. The Securities and Exchange Commission.

Special Meeting. The special meeting of Members of the MHC called for the purpose of voting on the Plan.

Stock Holding Company. The stock-form holding company that will (a) be a Massachusetts corporation known as HarborOne NorthEast Bancorp, Inc., (b) issue Holding Company Common Stock in the Conversion and (c) own 100% of the common stock of the Bank upon consummation of the Conversion.

Stock Holding Company Liquidation Account. The account established by the Stock Holding Company representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders (if any) in connection with the Conversion in exchange for their interests in the MHC immediately prior to the Conversion.

Stockholder. Any owner of the outstanding common stock of the Mid-Tier Holding Company, including the MHC.

Subscription Offering. The offering of Holding Company Common Stock for subscription by Persons holding subscription rights pursuant to the Plan.

Subscription Price. The price per share, determined as provided in Section 5.3 of the Plan, at which the Holding Company Common Stock will be sold in the Offering.

Supplemental Eligible Account Holder. Any Person (other than Officers, Directors, Trustees, or Corporators of the MHC, the Mid-Tier Holding Company, the Stock Holding Company, or the Bank and their Associates) holding a Qualifying Deposit on the Supplemental Eligibility Record Date (if established).

Supplemental Eligibility Record Date. If the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application filed prior to approval of the Application by the Commissioner, a supplemental record date shall be established for determining who qualifies as a Supplemental Eligible Account Holder. If required, the Supplemental Eligibility Record Date is June 30, 2018.

Syndicated Community Offering. At the sole discretion of the MHC, the offering of Offering Shares not subscribed for in the Subscription Offering or the Direct Community Offering to members of the general public following or contemporaneously with the Direct Community Offering through a syndicate of broker-dealers.

Tax-Qualified Employee Plan. Any defined benefit plan or defined contribution plan (including the ESOP, any stock bonus plan, profit-sharing plan, 401(k) plan or other plan) of the MHC, the Mid-Tier Holding Company, the Stock Holding Company, the Bank or any of their Affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Code.

Trustees. The Trustees of the MHC.

Voting Record Date. The date fixed by the Trustees for determining eligibility to vote at the Special Meeting and/or the date fixed by the Board of Directors of the Mid-Tier Holding Company to vote at the Meeting of Stockholders, as the context may dictate.

ARTICLE 3.
General Procedure for the Conversion

3.1          Preconditions to the Conversion. The Conversion is expressly conditioned upon prior occurrence of the following:

(a)           Approval of the Plan by the affirmative vote of a majority of the Members present and voting at the Special Meeting.

(b)           Approval of the Plan by (i) two-thirds of the total votes eligible to be cast by Stockholders at the Meeting of Stockholders, and (ii) a majority of the total votes eligible to be cast by Minority Stockholders at the Meeting of Stockholders.

(c)           Issuance of the Exchange Shares.

(d)           Prior receipt of the private letter rulings or opinions of counsel set forth in Section 3.2 of the Plan.

(e)           Approval by the Commissioner of the Application, including the Plan and all exhibits hereto.

(f)            Approval by the FRB of the FRB Applications.

3.2          Submission of Plan to Commissioner and FRB. Upon approval by at least two-thirds of all Trustees of the MHC, the Plan will be submitted to the Commissioner as part of the

Application, and to the FRB as part of the FRB Applications, together with a copy of the proposed Information Statement and all other material required by the Regulations, for approval by the Commissioner and approval or non-objection, as applicable, by the FRB. The MHC must also receive either private letter rulings from the IRS and the Massachusetts Department of Revenue or opinions of its counsel as to the federal income tax consequences of the Conversion and of its tax accountants as to the Massachusetts income tax consequences of the Conversion, in either case substantially to the effect that the Conversion will not result in a taxable transaction to the MHC, the Bank, the Mid-Tier Holding Company, the Stock Holding Company, or (provided the subscription rights have no value) the Bank’s depositors under the Code, or Massachusetts law. Upon a determination by the Commissioner that the Application is complete, the MHC will publish and post public announcements and notices of the Application as required by the Commissioner and the Regulations. The MHC, the Mid-Tier Holding Company, and the Stock Holding Company will also publish any notice required in connection with the FRB Applications.

3.3          Special Meeting of Members to Approve the Plan. Following approval of the Plan and the proposed Information Statement by the Commissioner, the Special Meeting shall be scheduled in accordance with the MHC’s Bylaws. The Plan (as may be revised in response to comments received from the Commissioner, and the FRB), and any information required pursuant to the Regulations, will be submitted to the Members for their consideration and approval at the Special Meeting. The MHC will mail to each Member a copy of the Information Statement not less than twenty (20) days before the Special Meeting. Following approval of the Plan by the Members, the MHC intends to take such steps as may be appropriate pursuant to applicable laws and regulations to effect the Conversion.

3.4          Completion of the Conversion and the Offering. The Board of Trustees of the MHC and the Board of Directors of the Mid-Tier Holding Company, the Stock Holding Company and the Bank will take all necessary steps to complete the Conversion and the Offering, including the timely filing of all necessary applications to appropriate regulatory authorities, and the filing with the SEC of a registration statement to register the sale and/or issuance of Conversion Shares and preliminary proxy materials, applications and other information in connection with the solicitation of Stockholder approval of the Plan.

3.5          Bank Articles of Organization and Bylaws. The current Articles of Organization and Bylaws of the Bank are to be amended to add the Bank Liquidation Account.

ARTICLE 4.
The Conversion

4.1          Effectuation of Conversion. The Conversion will be effected in any manner selected by the Board of Trustees of the MHC that is consistent with the purposes of the Plan and applicable laws and regulations. The choice of which method to use to effect the Conversion will be made by the Board of Trustees of the MHC immediately prior to the consummation of the Conversion.

4.2          Approvals. Approval of the Plan by the Board of Trustees and Members of the MHC shall also constitute (a) approval of the formation of the Stock Holding Company as set forth herein, (b) approval by the MHC (on its own behalf and as the sole shareholder of the Mid-Tier Holding Company) of a combination, by merger or otherwise, as provided herein, of the MHC with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company being the surviving entity and whereby the existing outstanding shares of capital stock of the Mid-Tier Holding Company held by the MHC will be canceled and all persons holding liquidation rights in the MHC will constructively receive liquidation rights in the Mid-Tier Holding Company in exchange for their liquidation rights in the MHC, (c) approval by the Mid-Tier Holding Company of the combination, by merger or otherwise, of the Mid-Tier Holding Company with and into the Stock Holding Company with the Stock Holding Company being the surviving entity and whereby (i) the existing outstanding shares of capital stock of the Stock Holding Company held by the Mid-Tier Holding Company will be canceled, (ii) the former holders of liquidation rights in the MHC who constructively received liquidation rights in the Mid-Tier Holding Company will receive an interest in the Stock Holding Company Liquidation Account in exchange for their constructive liquidation rights in the Mid-Tier Holding Company, and (iii) each of the Minority Shares shall be converted into and become the right to receive Holding Company Common Stock based upon the Exchange Ratio, (d) approval by the Bank to constructively issue additional shares of common stock to the Stock Holding Company and to establish the Bank Liquidation Account in exchange for a portion of the net proceeds of the Offering, and (e) approval of any other of the transactions that are necessary to implement the Plan.

4.3          The Exchange Offering. As part of the Conversion, each of the Minority Shares outstanding immediately prior to consummation of the Conversion shall automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based upon the Exchange Ratio. The basis for exchange of Minority Shares for Holding Company Common Stock shall be fair and reasonable. Options to purchase shares of Mid-Tier Holding Company common stock which are outstanding immediately prior to the consummation of the Conversion shall be converted into options to purchase shares of Holding Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged.

4.4          Conversion to Stock Holding Company. Upon the consummation of the Conversion, the Stock Holding Company will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to bank holding companies under applicable laws and regulations. The Officers of the Mid-Tier Holding Company immediately prior to the Conversion shall be the Officers of the Stock Holding Company immediately following the Conversion, in each case to serve until their terms of office expire and until their successors are elected and qualified. The Stock Holding Company will own 100% of the common stock of the Bank upon consummation of the Conversion in exchange for a portion of the net proceeds received from the sale of the Offering Shares and in exchange for the establishment of the Bank Liquidation Account.

4.5          Offer and Sale of Holding Company Common Stock.

4.5.1       Subject to approval of the Plan by the Members, and the receipt of all required regulatory approvals, the Holding Company Common Stock will be offered for sale in a Subscription Offering simultaneously to Eligible Account Holders, Supplemental Eligible Account Holders (if any), and any Tax-Qualified Employee Benefit Plans in the manner set forth in Article 7 hereof. The Subscription Offering period will run for no less than twenty (20) but no more than forty-five (45) days from the date of distribution of the Subscription Offering materials, unless extended by the MHC with the approval of the Commissioner and the FRB, if required. If feasible, any Offering Shares remaining may then be sold to the general public through a Direct Community Offering as provided in Article 7 hereof, which may be held either subsequent to or concurrently with the Subscription Offering.

4.5.2       If feasible, any Offering Shares remaining unsold after completion of the Subscription Offering and any Direct Community Offering may, in the sole discretion of the Stock Holding Company, be sold in a Syndicated Community Offering or a Firm Commitment Underwritten Offering, or in any manner receiving the required approval of the Bank Regulators and other applicable regulatory agencies that will achieve a widespread distribution of the Holding Company Common Stock. The issuance of Holding Company Common Stock in the Subscription Offering and any Direct Community Offering will be consummated simultaneously on the date the sale of Holding Company Common Stock is consummated in any Syndicated Community Offering or Firm Commitment Underwritten Offering, and only if the required minimum number of shares of Holding Company Common Stock has been issued. The sale of all shares of Holding Company Common Stock to be sold pursuant to the Plan must be completed within forty-five (45) days after expiration of the Subscription Offering; subject to the extension of such forty-five (45) day period by the Stock Holding Company with the approval of the Commissioner and the FRB, if required. The Stock Holding Company may seek one or more extensions of such forty-five (45) day period if necessary to complete the sale of all shares of Holding Company Common Stock. If all available shares of Holding Company Common Stock are sold in the Subscription Offering and any Direct Community Offering, there will be no Syndicated Community Offering or Firm Commitment Underwritten Offering and the Conversion will be consummated upon completion of the Subscription Offering or the Direct Community Offering, as the case may be.

ARTICLE 5.
Shares to be Offered

5.1          Holding Company Common Stock. The Conversion Shares, when issued in accordance with the Plan, shall be fully paid and nonassessable. The total number of shares of Holding Company Common Stock authorized under the Stock Holding Company’s Articles of Organization will exceed the number of shares of Holding Company Common Stock to be issued in the Conversion. HOLDING COMPANY COMMON STOCK WILL NOT BE COVERED BY DEPOSIT INSURANCE.

5.2          Independent Valuation. An Independent Appraiser shall be employed by the MHC to provide it with an Independent Valuation as required by the Regulations, which value shall be included in the prospectus (as described in Section 6.1 of the Plan) filed with the Commissioner, the FRB and the SEC. The Trustees of the MHC shall thoroughly review and analyze the methodology and reasonableness of the Independent Valuation. The Independent

Valuation will be made by a written report to the MHC, contain the factors upon which the Independent Valuation was made and conform to procedures adopted by the Commissioner and the FRB. The Independent Valuation of the pro forma market value of the Conversion Shares established by the Independent Appraiser shall form the midpoint of the Estimated Valuation Range. The maximum of the Estimated Valuation Range may vary as much as 15% above the midpoint of the Estimated Valuation Range (“Range Maximum”) and 15% below the midpoint of the Estimated Valuation Range (“Range Minimum”). The Independent Appraiser shall also present to the MHC at the close of the Subscription Offering a valuation of the pro forma market value of the Conversion Shares.

5.3          Subscription Price. All shares sold in the Offering will be sold at a uniform price per share (the “Subscription Price”), preliminarily set at $10.00 per share, which price will be definitively determined before the commencement of the Offering. If there is a Syndicated Community Offering or Firm Commitment Underwritten Offering, the price per share at which the Holding Company Common Stock is sold in such Syndicated Community Offering or Firm Commitment Underwritten Offering shall be equal to the per share purchase price of the shares sold in the Subscription Offering and the Direct Community Offering.

5.4          Number of Shares. The total number of shares (and a range thereof) of Offering Shares to be offered for sale in the Offering will be determined by the Board of Trustees of the MHC and the Board of Directors of the Stock Holding Company immediately before the commencement of the Subscription Offering based on the Independent Valuation, the Estimated Valuation Range and the Subscription Price. The Independent Valuation, and such number of shares, shall be subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the Commissioner and the FRB, if necessary. In particular, the total number of shares may be increased by up to 15% above the Range Maximum if the Independent Valuation is increased subsequent to the commencement of the Subscription Offering to reflect changes in market and financial conditions or demand for the Holding Company Common Stock and the resulting aggregate purchase price is not more than 15% above the Range Maximum.

5.5          Increase or Decrease in Number of Shares. The Offering Range may be increased or decreased by the Stock Holding Company, subject to the following provisions. In the event that the number of Offering Shares ordered is below the Range Minimum, or materially above the Range Maximum, resolicitation of purchasers may be required, provided, however, that a resolicitation will not be required if the number of shares increases by up to 15% above the Range Maximum. Any such resolicitation shall be effected in such manner and within such time as the Stock Holding Company shall establish, with the approval of the Commissioner and the FRB, if required.

5.6          Confirmation of Valuation. Notwithstanding the foregoing, no shares of Holding Company Common Stock may be issued unless, before the consummation of the Offering, the Independent Appraiser confirms to the MHC and the Stock Holding Company, and to the Commissioner and the FRB (if required), that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of all Offering Shares to be sold in the Offering, at the Subscription Price, is incompatible with its estimate of the aggregate consolidated pro forma market value of the Conversion Shares. An increase in the aggregate value of the Offering Shares by up to 15% above the Range Maximum would not be deemed to be material. If such confirmation is not received, the Stock Holding Company may cancel the Offering and the Exchange Offering, resolicit and extend the Offering and establish a new Subscription Price and/or Estimated Valuation Range, extend, reopen or hold a new Offering and Exchange Offering, or take such other action as the Commissioner and the FRB may permit.

ARTICLE 6.
Subscription Rights and Orders for Common Stock

6.1          Distribution of Prospectus. The Offering shall be conducted in compliance with the Regulations and applicable SEC regulations. As soon as practicable after the Stock Holding Company’s registration statement (including the prospectus therein) has been declared effective by the SEC and approved for use by the Commissioner (and the FRB, if required), and the SEC, copies of the prospectus and Order Forms will be distributed to all eligible Participants in the Subscription Offering at their last known addresses appearing on the records of the Bank and the MHC for the purpose of subscribing for shares of Holding Company Common Stock in the Subscription Offering. The prospectus also will be made available (if and when a Community Offering is held) for use by those Persons to whom shares of Holding Company Common Stock are offered in the Community Offering.

6.2          Order Forms. Each Order Form will be preceded or accompanied by the prospectus describing the Stock Holding Company, the Bank, the Holding Company Common Stock and the Subscription and Community Offerings. Each Order Form will contain, among other things, the following:

6.2.1       A specified date by which all Order Forms must be received by the Stock Holding Company, which date shall be not less than twenty (20) nor more than forty-five (45) days following the date on which the Order Forms are first mailed by the Stock Holding Company, and which date will constitute the expiration of the Subscription Offering, unless extended;

6.2.2       The Subscription Price per share for shares of Holding Company Common Stock to be sold in the Offering;

6.2.3       A description of the minimum and maximum number of shares of Holding Company Common Stock that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Offering;

6.2.4       Instructions as to how the recipient of the Order Form is to indicate thereon the number of shares of Holding Company Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

6.2.5       An acknowledgment that the recipient of the Order Form has received a copy of the prospectus before execution of the Order Form;

6.2.6       A statement indicating the consequences of failing to properly complete and return the Order Form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Stock Holding Company within the Subscription Offering period such properly completed and executed Order Form, together with payment in the full amount of the purchase price as specified in the Order Form (including, if the MHC so permits, by authorization of withdrawal from a Savings Account or certificate of deposit at the Bank) for the shares of Holding Company Common Stock for which the recipient elects to subscribe in the Subscription Offering; and

6.2.7       A statement to the effect that the executed Order Form, once received by the Stock Holding Company, may not be modified or amended by the subscriber without the consent of the Stock Holding Company.

6.3          Undelivered, Defective or Late Order Form; Insufficient Payment. In the event Order Forms (a) are not delivered for any reason or are returned undelivered to the Stock Holding Company by the United States Postal Service, (b) are not received back by the Stock Holding Company or are received by the Stock Holding Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Holding Company Common Stock subscribed for (including cases in which Savings Accounts or certificates of deposit from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed Order Form within the time period specified thereon; provided, however, that the Stock Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Stock Holding Company may specify, and all interpretations by the MHC and the Stock Holding Company, as applicable, of terms and conditions of the Plan and of the Order Forms will be final, subject to the review and approval of the Commissioner. The Stock Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or faxed Order Forms.

6.4          Payment for Stock.

6.4.1       All payments for Holding Company Common Stock subscribed for or ordered in the Offering must be delivered in full to the Stock Holding Company, together with a properly completed and executed Order Form, except in the case of the Syndicated Community Offering or the Firm Commitment Underwritten Offering, on or before the expiration date specified on the Order Form, unless such date is extended by the MHC and the Stock Holding Company; provided, however, that if any Employee Plan subscribes for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Holding Company Common Stock subscribed for by such plans at the Subscription Price immediately prior to consummation of the Offering, provided, further, that, in the case of the ESOP, there is in force from the time of its subscription until the consummation of the Offering a loan commitment to lend to the ESOP, at such time, the aggregated Subscription Price of the shares for which it subscribed. Payment for Holding Company Common Stock may also be made by a participant in an Employee Plan (including the Bank’s 401(k) plan) causing funds held for such participant’s benefit by an Employee Plan to be paid over for such purchase to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Holding Company Common Stock.

6.4.2       Payment for Holding Company Common Stock shall be made either by personal check, bank draft or money order, or if a purchaser has a Savings Account or certificate of deposit in the Bank (and if the MHC has elected to permit such withdrawals from the type of Savings Account or certificate of deposit maintained by such Person), such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser’s Savings Account or certificate of deposit at the Bank in an amount equal to the aggregate purchase price of such shares. Wire transfers may be accepted at the sole discretion of the Stock Holding Company. Any authorized withdrawal from a Savings Account or a certificate of deposit shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate of deposit, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the statement savings rate. Funds for which a withdrawal is authorized will remain in the purchaser’s account but may not be used by the purchaser pending consummation of the Offering or expiration of the 45-day period (or such longer period as may be approved by the Commissioner) following termination of the Subscription Offering, whichever occurs first. Upon consummation of the Offering, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on checks, money orders and bank drafts will be paid by the Bank at the Bank’s statement savings rate. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Savings Accounts or certificates of deposit, refunds will be made by canceling the authorization for withdrawal.

ARTICLE 7.
Stock Purchase Priorities

7.1          Priorities for Offering. All purchase priorities established by this Article 7 shall be subject to the purchase limitations set forth in, and shall be subject to adjustment as provided in, Article 8 of the Plan. In addition to the priorities set forth in this Article 7, the MHC may establish other priorities for the purchase of Holding Company Common Stock, subject to the approval of the Commissioner and the FRB, if required.

7.2          Certain Determinations. All interpretations or determinations of whether prospective purchasers are “residents,” “Associates,” or “Acting in Concert,” or whether a purchase conflicts with the purchase limitations in the Plan or otherwise violates any provision of the Plan, and any other interpretations of any and all other provisions of the Plan shall be made by and at the sole discretion of the MHC or the Stock Holding Company, and may be based on whatever evidence the Stock Holding Company may choose to use in making any such determination; provided, however, that the determination of whether a group is Acting in Concert remains subject to review by the Division. Such determination shall be conclusive, final and binding on all Persons and the MHC or the Stock Holding Company (as applicable) may take any remedial action, including, without limitation, rejecting the purchase or referring the matter to the Commissioner for action, as in its sole discretion the MHC or the Stock Holding Company may deem appropriate.

7.3          Minimum Purchase; No Fractional Shares. The minimum purchase by any Person shall be 25 shares (to the extent that shares of Holding Company Common Stock are available for purchase); provided, however, that the aggregate purchase price for any minimum share purchase shall not exceed $500. No fractional shares will be allocated or issued.

7.4          Overview of Priorities. In descending order of priority, the opportunity to purchase Holding Company Common Stock shall be given in the Subscription Offering to: (a) Eligible Account Holders; (b) Supplemental Eligible Account Holders (if any); (c) Tax-Qualified Employee Plans; and (d) Employees, Officers, Trustees, Directors and Corporators of the MHC, the Mid-Tier Holding Company, the Stock Holding Company or the Bank or any subsidiary of the Bank. Any shares of Holding Company Common Stock that are not subscribed for in the Subscription Offering at the discretion of the Stock Holding Company may be offered for sale in a Direct Community Offering and/or a Syndicated Community Offering on terms and conditions and procedures satisfactory to the Stock Holding Company. Alternatively, if feasible, any shares of Holding Company Common Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may be offered for sale in a Firm Commitment Underwritten Offering subject to such terms, conditions and procedures as may be determined by the MHC and the Stock Holding Company.

7.5          Priorities For Subscription Offering.

7.5.1       First Priority: Eligible Account Holders. Upon approval of the Plan by the Members and the receipt of permission from the Commissioner and the FRB, if required, and the SEC to offer the Holding Company Common Stock for sale, each Eligible Account Holder shall receive, without payment therefor, nontransferable subscription rights on a first priority basis to subscribe for a number of shares of Holding Company Common Stock equal to the greatest of (a) a number determined by dividing the Individual Maximum Purchase Limit (as such term is defined in Section 8.2) by the per share Subscription Price, (b) one-tenth of one percent (.10%) of the shares offered in the Conversion, or (c) 15 times the product (rounded down to the nearest whole number) obtained by multiplying (1) the total number of shares of Holding Company Common Stock to be sold in the Offering by (2) a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares of Holding Company Common Stock sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares of Holding Company Common Stock will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber’s Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Subscription rights to purchase Holding Company Common Stock received by Officers,

Directors, Trustees, and Corporators of the MHC and the Bank (and their Associates) based on their increased deposits in the Bank in the one year preceding the Eligibility Record Date shall be subordinated to the subscription rights of other Eligible Account Holders, unless the Bank Regulators permit otherwise. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription Order Form all Deposit Accounts in which he had an ownership interest as of the Eligibility Record Date.

7.5.2                     Second Priority: Supplemental Eligible Account Holders. To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, each Supplemental Eligible Account Holder (if any) shall receive non-transferable subscription rights to subscribe for a number of shares of Holding Company Common Stock equal to the greatest of (a) a number determined by dividing the Individual Maximum Purchase Limit by the per share Subscription Price, (b) one-tenth of one percent (.10%) of the shares offered in the Conversion, or (c) 15 times the product (rounded down to the nearest whole number) obtained by multiplying (1) the total number of shares of Holding Company Common Stock to be sold in the Offering by (2) a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders. In the event Supplemental Eligible Account Holders (if any) subscribe for a number of shares of Holding Company Common Stock which, when added to the shares subscribed for by Eligible Account Holders, exceed available shares, the available shares of Holding Company Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares of Holding Company Common Stock sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber’s Qualifying Deposit on the Supplemental Eligibility Record Date bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

7.5.3                     Third Priority: Tax-Qualified Employee Plans. To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders (if any), the Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the Holding Company Common Stock issued in the Conversion. In the event that the total number of shares of Holding Company Common Stock offered in the Conversion is increased to an amount greater than the Range Maximum, the Tax-Qualified Employee Plans shall have a priority right to purchase any such additional shares offered (up to an aggregate of 10% of Holding Company Common Stock issued in the Conversion). If the Tax-Qualified Employee Plans are not able to fill their orders in full in the Offering, then the Tax-Qualified Employee Plans may purchase shares in the open market following consummation of the Offering or utilize authorized but unissued shares of Mid-Tier Common Stock only with prior Commissioner approval. The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director, Trustee, Officer or Corporator of the MHC, the Stock Holding Company or the Bank.

7.5.4                     Fourth Priority: Employees, Officers, Directors, Trustees and Corporators. To the extent there are shares remaining after satisfaction of subscriptions by

Eligible Account Holders, Supplemental Eligible Account Holders (if any), and any Tax-Qualified Employee Plans, each Employee, Officer, Director, Trustee and Corporator of the MHC or the Bank who is not an Eligible Account Holder or a Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for Offering Shares in an amount equal to the Individual Maximum Purchase Limit; provided, however, that the aggregate number of Offering Shares that may be purchased by Employees, Officers, Directors, and Trustees of the MHC or the Bank in the Offering shall be limited to 25% of the total number of Offering Shares sold in the Offering (including shares purchased by Employees, Officers, Directors and Trustees under this Section 7.5.4 and under the preceding priority categories, but not including shares purchased by the ESOP). In the event that Employees, Officers, Directors and Trustees subscribe under this Section 7.5.4 for more Offering Shares than are available for purchase by them, the Offering Shares available for purchase will be allocated by the Stock Holding Company among such subscribing Persons on an equitable basis, such as by giving weight to the period of service, compensation and position of the individual subscriber and the amount of the order.

7.6                               Priorities for Direct Community Offering.

7.6.1                     Any shares of Holding Company Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Direct Community Offering. This will involve an offering of all unsubscribed shares of Holding Company Common Stock directly to the general public. The Direct Community Offering, if any, shall be for a period of not more than forty-five (45) days unless extended by the Stock Holding Company, and shall commence concurrently with, during or promptly after the Subscription Offering. The Stock Holding Company may use broker-dealers or investment banking firms on a best efforts basis to assist in selling the unsubscribed shares in the Subscription and Direct Community Offering. The Stock Holding Company may pay a commission or other fee to such broker-dealers or investment banking firms as to the shares sold the Subscription and Direct Community Offering and may also reimburse such firm or firms for reasonable expenses incurred in connection with the sale. The Holding Company Common Stock will be offered and sold in the Direct Community Offering, in accordance with the Regulations, so as to achieve the widest distribution of the Holding Company Common Stock. In making the Direct Community Offering, the Stock Holding Company will give preference to natural persons (including trusts of natural persons) residing in the Local Community. No Person may subscribe for or purchase more than the Individual Maximum Purchase Limit of Holding Company Common Stock in the Direct Community Offering. The Stock Holding Company, in its sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 7.6.

7.6.2                     In the event of an oversubscription for shares in the Direct Community Offering, available shares will be allocated (to the extent shares remain available) first to cover orders of natural Persons residing in the Local Community, and second to the general public, so that each such Person may receive 100 shares, and thereafter, on a pro rata basis to such Persons based on the amount of their respective subscriptions basis or on such other reasonable basis as may be determined by the Stock Holding Company. If oversubscription does not occur among natural Persons residing in the Local Community, orders accepted in the Direct Community Offering shall be filled up to a maximum not to exceed 2% of the Holding Company Common

Stock, and thereafter remaining shares shall be allocated on an equal number of shares per order basis until all orders have been filled or all shares are allocated.

7.6.3                     Unless context otherwise clearly requires, the terms “residence,” “reside,” or “residing” as used herein with respect to any Person shall mean any Person who occupies a dwelling within the Local Community, has a present intent to remain in the Local Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Local Community together with an indication that such presence within the Local Community is not merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters must be in the Local Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans or trusts, circumstances of the Trustee shall be examined for purposes of this definition. The MHC and the Bank may use deposit or loan records or such other evidence provided to it to determine whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Stock Holding Company.

7.6.4                   If (i) aggregate subscriptions for shares totaling at least the Range Minimum are not received in the Subscription Offering and Direct Community Offering, and the Stock Holding Company, in its sole discretion, determines that neither a Syndicated Community Offering nor a Firm Commitment Underwritten Offering is in the best interests of the Stock Holding Company or (ii) aggregate subscriptions and orders totaling at least the Range Minimum are not received in the Subscription Offering, Direct Community Offering and the Syndicated Community Offering or Firm Commitment Underwritten Offering, then the Stock Holding Company may, in its sole discretion, apply unsubscribed / unordered Holding Company Common Stock in any manner that facilitates the completion of the Conversion.

7.7                               Priorities for Syndicated Community Offering or Firm Commitment Underwritten Offering.

7.7.1                     Any shares of Holding Company Common Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the MHC and the Stock Holding Company in a manner that is intended to achieve the widest distribution of the Holding Company Common Stock subject to the rights of the Stock Holding Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. No Person may purchase in the Syndicated Community Offering more than the Individual Maximum Purchase Limit of Holding Company Common Stock. It is expected that any Syndicated Community Offering will commence as soon as practicable after termination of the Direct Community Offering, if any. The Syndicated Community Offering shall be completed within forty-five (45) days after the expiration of the Subscription Offering, unless such period is extended as provided herein. The commission in the Syndicated Community Offering shall be determined by a marketing agreement between the Stock Holding Company and the Marketing Agent. Such agreement shall be filed with the Division and the FRB, if required, and the SEC.

7.7.2                     Alternatively, if feasible, any shares of Holding Company Common Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may be offered for sale in a Firm Commitment Underwritten Offering subject to such terms, conditions and procedures as may be determined by the MHC and the Stock Holding Company, subject to the right of the Stock Holding Company to accept or reject in whole or in part any orders in the Firm Commitment Underwritten Offering. Provided the Subscription Offering has begun, the Stock Holding Company may begin the Firm Commitment Underwritten Offering at any time.

7.7.3                     If for any reason a Syndicated Community Offering or Firm Commitment Underwritten Offering of unsubscribed shares of Holding Company Common Stock cannot be effected or is not deemed to be advisable, and any shares remain unsold after the Subscription Offering and the Direct Community Offering, if any, the Stock Holding Company may seek to make other arrangements for the sale of the remaining shares in order to meet the Range Minimum. Such other arrangements will be subject to the approval of the Commissioner and the FRB, if required, and to compliance with applicable state and federal securities laws.

ARTICLE 8.
Additional Limitations on Purchases

8.1                               General. Purchases of Holding Company Common Stock in the Offering will be subject to the purchase limitations set forth in this Article 8.

8.2                               Individual Maximum Purchase Limit. This Section 8.2 sets forth the “Individual Maximum Purchase Limit.” No Person, through one or more qualifying Deposit Accounts, or Persons exercising subscription rights through a single qualifying Deposit Account held jointly, may purchase in the Offering (including the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering or Firm Commitment Underwritten Offering) more than $1,000,000 of Holding Company Common Stock, except that: (a) the Stock Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (i) increase such Individual Maximum Purchase Limit to up to 5% of the number of shares of Holding Company Common Stock offered in the Offering or (ii) decrease such Individual Maximum Purchase Limit to no less than one-tenth of one percent (.10%) of the number of shares of Holding Company Common Stock offered in the Conversion; and (b) Tax-Qualified Employee Plans may purchase up to 10% of the Conversion Shares issued in the Conversion. If the Stock Holding Company increases the Individual Maximum Purchase Limit (as permitted by this Section 8.2), subscribers in the Subscription Offering who ordered the previously-effective maximum amount will be, and certain other large subscribers in the sole discretion of the Stock Holding Company may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Holding Company Common Stock under this provision will be determined by the Stock Holding Company, in its sole discretion. In the event that the Individual Maximum Purchase Limit is increased to 5% of the number of Offering Shares, such limitation may be further increased to 9.99% of the Offering Shares; provided that orders for Holding Company Common Stock exceeding 5% of the Offering Shares shall not exceed in the aggregate 10% of the Offering Shares. Requests to purchase additional shares of the Holding Company Common Stock in the event that the purchase limitation is so increased will be determined by the Board of Directors of the Stock Holding Company in its sole discretion.

8.3                               Group Maximum Purchase Limit. This Section 8.3 sets forth the “Group Maximum Purchase Limit.” No Person and his or her Associates or group of Persons Acting in Concert, may purchase in the Offering (including the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering or Firm Commitment Underwritten Offering) more than $2,000,000 of Holding Company Common Stock, except that: (a) the Stock Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (i) increase such Group Maximum Purchase Limit to up to 5% of the number of shares of Holding Company Common Stock offered in the Offering or (ii) decrease such Group Maximum Purchase Limit to no less than one-tenth of one percent (.10%) of the number of shares of Holding Company Common Stock offered in the Conversion; and (b) Tax-Qualified Employee Plans may purchase up to 10% of the Conversion Shares issued in the Conversion. Notwithstanding the foregoing, in the event that the Stock Holding Company increases the Individual Maximum Purchase Limit (as permitted by Section 8.2) to a number that is in excess of the Group Maximum Purchase Limit established by this Section 8.3, the Group Maximum Purchase Limit shall automatically be increased so as to be equal to the Individual Maximum Purchase Limit, as adjusted. The maximum number of shares of Holding Company Common Stock that may be subscribed for or purchased in all categories of the Offering by any Person or Participant together with any Associate or group or Persons Acting in Concert, combined with Exchange Shares received by any such Person or Participant together with any Associate or group of Persons Acting in Concert, shall not exceed 9.9% of the Conversion Shares; provided, that this limitation shall not apply to the Employee Plans.

8.4                               Purchases by Officers, Directors, Trustees and Corporators. The aggregate number of shares of Holding Company Common Stock to be purchased in the Offering by Officers, Directors, Trustees and Corporators of the MHC and the Bank (and their Associates) shall not exceed 25% of the total number of shares of Offering Shares.

8.5                               Special Rule for Tax-Qualified Employee Plans. Shares of Holding Company Common Stock purchased by any individual participant (“Plan Participant”) in a Tax-Qualified Employee Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder shall not be deemed to be purchases by a Tax-Qualified Employee Plan for purposes of calculating the maximum amount of Holding Company Common Stock that Tax-Qualified Employee Plans may purchase pursuant to the Plan, if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount.

8.6                               Increase in the Total Number of Shares Offered. In the event that (a) the total number of shares of Holding Company Common Stock offered in the Offering is increased to an amount greater than the Range Maximum, and (b) there shall be additional shares of Holding Company Common Stock available after the Tax-Qualified Employee Plans shall have exercised their priority right (established pursuant to Section 7.5.3) to purchase shares exceeding the Range Maximum, any additional shares not purchased by the Tax-Qualified Employee Plans will be issued to fill unfulfilled subscriptions of other subscribers according to their respective priorities set forth in the Plan.

8.7                               Illegal Purchases. Notwithstanding any other provision of the Plan, no Person shall be entitled to purchase any Holding Company Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the Financial Industry Regulatory Authority. The Stock Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

8.8                               Rejection of Orders. The Stock Holding Company has the right in its sole discretion to reject any order submitted by a Person whose representations the Stock Holding Company believes to be false or who it otherwise believes, either alone or Acting in Concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan.

8.9                               Subscribers in Non-Qualified States or in Foreign Countries. The Stock Holding Company will make reasonable efforts to comply with the securities laws of any state in the United States in which its depositors reside, and will only offer and sell the Holding Company Common Stock in states in which the offers and sales comply with such states’ securities laws. However, no Person will be offered or allowed to purchase any Holding Company Common Stock under the Plan if he or she resides (a) in a foreign country or (b) in a state of the United States with respect to which any of the following apply: (i) a small number of Persons otherwise eligible to purchase shares under the Plan reside in such state; (ii) the offer or sale of shares of Holding Company Common Stock to such Persons would require the Stock Holding Company or its Employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify its securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

8.10                        No Offer to Transfer Shares. Before the consummation of the Offering, no Person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Holding Company Common Stock, except pursuant to the Plan. The following shall not constitute impermissible transfers under the Plan. Any Person having subscription rights in his individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder may exercise such subscription rights by causing a tax-qualified plan to make such purchase using funds allocated to such Person in such tax-qualified plan if such individual plan participant controls or directs the investment authority with respect to such account or subaccount. A tax-qualified plan that maintains an Eligible Deposit Account in the Bank as Trustee for or for the benefit of a Person who controls or directs the investment authority with respect to such account or subaccount (“Beneficiary”) may, in exercising its subscription rights, direct that the Holding Company Common Stock be issued in the name of such individual Beneficiary in his or her individual capacity.

8.11                        Confirmation by Purchasers. Each Person ordering Holding Company Common Stock in the Offering will be deemed to confirm that such purchase does not conflict with the purchase limitations in the Plan.

ARTICLE 9.
Post Offering Matters

9.1                               Stock Purchases After the Conversion. For a period of three years after the Offering, no Officer or Director of the Stock Holding Company or the Bank, or their Associates, may purchase, without the prior written approval of the Commissioner and the FRB, if required, any Holding Company Common Stock, except from a broker-dealer registered with the SEC, provided that the foregoing shall not apply to (a) negotiated transactions involving more than 1% of the outstanding Holding Company Common Stock or (b) purchases of stock made by and held by or otherwise made pursuant to any Employee Plan even if such stock is attributable to Officers or Directors of the Bank or the Stock Holding Company or their Associates.

9.2                               Resales of Stock by Management Persons. Holding Company Common Stock purchased in the Offering by Officers, Directors, Trustees and Corporators of the Bank, the Mid-Tier Holding Company, the Stock Holding Company, or the MHC may not be resold for a period of at least one year following the date of purchase, except in the case of death or substantial disability, as determined by the Commissioner, of such Person, or upon the written approval of the Commissioner.

9.3                               Stock Certificates. Shares of Holding Company Common Stock will be issued in book entry form. Stock certificates will not be issued. Appropriate instructions shall be issued to the Stock Holding Company’s transfer agent with respect to applicable restrictions on transfers of stock set forth in Section 9.2. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock shall be subject to the same restrictions as apply to the restricted stock.

9.4                               Restriction on Financing Stock Purchases. The Stock Holding Company will not knowingly offer or sell any of the Holding Company Common Stock proposed to be issued to any Person whose purchase would be financed by funds loaned, directly or indirectly, to the Person by the Stock Holding Company, the Bank or any of their Affiliates; provided, however, that the Stock Holding Company, or a subsidiary thereof, may loan funds to the ESOP for the purchase of Holding Company Common Stock.

9.5                               Stock Benefit Plans.

9.5.1                     As a result of the Conversion, the Stock Holding Company shall be deemed to have ratified and approved all employee stock benefit plans maintained by the Bank and the Mid-Tier Holding Company and shall have agreed to issue (and reserve for issuance) Holding Company Common Stock in lieu of common stock of the Mid-Tier Holding Company pursuant to the terms of such benefit plans. Upon consummation of the Conversion, the Mid-Tier Holding Company common stock held by such benefit plans shall be converted into Holding Company Common Stock based upon the Exchange Ratio. Also upon consummation of the Conversion, (i) all rights to purchase, sell or receive Mid-Tier Holding Company common stock and all rights to elect to make payment in Mid-Tier Holding Company common stock under any agreement between the Bank or the Mid-Tier Holding Company and any Director, Officer or Employee thereof or under any plan or program of the Bank or the Mid-Tier Holding Company, shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive Holding Company Common Stock and an identical right to make payment in Holding Company Common Stock under any such agreement between the Bank or the Mid-Tier Holding Company and any Director, Officer or Employee thereof or under such plan or program of the Bank, and (ii) rights outstanding under all stock option plans shall be assumed by the Stock Holding Company and thereafter shall be rights only for shares of Holding Company Common Stock, with each such right being for a number of shares of Holding Company Common Stock based upon the Exchange Ratio and the number of shares of Mid-Tier Holding Company common stock that were available thereunder immediately prior to consummation of the Conversion, with the price adjusted to reflect the Exchange Ratio but with no change in any other term or condition of such right.

9.5.2                     The Board of Directors of the Bank and/or the Stock Holding Company are permitted under the Regulations, and may decide, to adopt one or more stock benefit plans for the benefit of the Employees, Officers and Directors of the Bank and Stock Holding Company, including an ESOP, stock award plans and stock option plans, which will be authorized to purchase Holding Company Common Stock and grant options for Holding Company Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Holding Company Common Stock in the Conversion subject to the purchase priorities set forth in the Plan. Pursuant to the Regulations, the Stock Holding Company may authorize the Tax-Qualified Employee Plans, including the ESOP, to purchase up to 10% of the Holding Company Common Stock to be issued in the Conversion. The Bank or the Stock Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Holding Company Common Stock or to purchase issued and outstanding shares of Holding Company Common Stock or authorized but unissued shares of Holding Company Common Stock subsequent to the completion of the Conversion; provided, however, that such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. The Plan specifically authorizes the grant and issuance by the Stock Holding Company of (i) awards of Holding Company Common Stock after the Conversion pursuant to one or more stock recognition and award plans in an amount equal to up to 4% of the number of shares of Holding Company Common Stock issued in the Conversion, (ii) options to purchase a number of shares of Holding Company Common Stock in an amount equal to up to 10% of the number of shares of Holding Company Common Stock issued in the Conversion, and shares of Holding Company Common Stock issuable upon exercise of such options, and (iii) at the closing of the Conversion or at any time thereafter, Holding Company Common Stock in an amount equal to 8% of the number of shares of Holding Company Common Stock issued in the Conversion to the ESOP and an amount equal to up to 2% of the number of shares of Holding Company Common Stock issued in the Conversion to the Bank’s 401(k) plan. Shares awarded to the Tax Qualified Employee Plans or pursuant to the recognition and award plans, and shares issued upon exercise of options may be authorized but unissued shares of the Holding Company Common Stock, or shares of Holding Company Common Stock purchased by the Stock Holding Company or such plans in the open market. Such limitations shall only apply if the Stock recognition and award plans or stock option plans are adopted one year or less following the completion of the Offering. No Stock recognition and award plans or stock option plans have yet been adopted by the Board of the Stock Holding Company, and no such plans will be submitted for the approval of the Stock Holding Company’s stockholders at a meeting held earlier than six months after completion of the Conversion.

9.6                               Market for Holding Company Common Stock. If, at the close of the Offering, the Stock Holding Company has more than 300 shareholders of any class of stock, the Stock Holding Company shall use its best efforts to:

9.6.1                     Encourage and assist a Market Maker to establish and maintain a market for that class of stock;

9.6.2                     List that class of stock on a national or regional securities exchange, including the NASDAQ Stock Market; and

9.6.3                     Promptly register the Holding Company Common Stock with the SEC pursuant to the Exchange Act, and undertake not to deregister such Holding Company Common Stock for a period of three years thereafter.

9.7                               Liquidation Accounts.

9.7.1                     The Bank shall, at the time of the Conversion, in exchange for at least 50% of the net proceeds of the Offering, establish a Bank Liquidation Account in an amount equal to the MHC’s total equity as set forth in the latest consolidated statement of financial condition contained in the final prospectus distributed in connection with the Conversion. The function of the Bank Liquidation Account is to establish a priority on liquidation for Eligible Account Holders and Supplemental Eligible Account Holders (if any). Following the Conversion, the Bank Liquidation Account will be maintained for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders (if any) who continue to maintain Deposit Accounts with the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder (if any) shall, with respect to each Deposit Account, hold a related inchoate interest in a portion of the Bank Liquidation Account balance, in relation to each Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date (if established), as the case may be, or to such balance as it may be subsequently reduced, as hereinafter provided. The initial Bank Liquidation Account balance shall not be increased, and shall be subject to downward adjustment to the extent of any downward adjustment of any subaccount balance of any Eligible Account Holder or Supplemental Eligible Account Holder (if any) in accordance with 209 CMR 33.05(12). In addition, the Stock Holding Company shall, at the time of the Mid-Tier Merger, also establish a Stock Holding Company Liquidation Account in an amount equal to the product of (i) the Majority Ownership Interest and (ii) the Mid-Tier Holding Company’s total equity as set forth in the latest consolidated statement of financial condition contained in the final prospectus distributed in connection with the Conversion, plus the value of the net assets of the MHC as reflected in the latest statement of financial condition of the MHC prior to the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company common stock). The Stock Holding Company Liquidation Account also shall be maintained for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders (if any) who continue to maintain their Deposit Accounts at the Bank. Except as otherwise provided in this Section 9.7, the existence of the Stock Holding Company Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Stock Holding Company.

9.7.2                     In the unlikely event of a complete liquidation of (i) the Bank or (ii) the Bank and the Stock Holding Company (and only in such event), following all liquidation payments to creditors (including those to account holders to the extent of their Deposit Accounts), each Eligible Account Holder and Supplemental Eligible Account Holder (if any) shall be entitled to receive a liquidating distribution from the Stock Holding Company Liquidation Account, in the amount of the then-adjusted subaccount balances for his or her Deposit Accounts then held, before any liquidating distribution may be made to any holders of the Stock Holding Company’s capital stock. No merger, consolidation, reorganization, or purchase of bulk assets with assumption of Deposit Accounts and other liabilities, or similar transactions, in which the Stock Holding Company and/or the Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Stock Holding Company Liquidation Account shall be assumed by the surviving holding company or institution.

9.7.3                     In the unlikely event of a complete liquidation of (i) the Bank or (ii) the Bank and the Stock Holding Company (and only in such event), following all liquidation payments to creditors of the Bank (including those to depositors to the extent of their Deposit Accounts), at a time when the Bank has a positive net worth and the Stock Holding Company does not have sufficient assets (other than the stock of the Bank) at the time of liquidation to fund the obligations under the Stock Holding Company Liquidation Account, the Bank with respect to the Bank Liquidation Account shall immediately pay directly to each Eligible Account Holder and Supplemental Eligible Account Holder (if any) an amount necessary to fund the Stock Holding Company’s remaining obligation under the Stock Holding Company Liquidation Account, before any liquidation distribution may be made to any holders of the Bank’s capital stock and without making such amount subject to the Stock Holding Company’s creditors. Each Eligible Account Holder and Supplemental Eligible Account Holder (if any) shall be entitled to receive a distribution from the Stock Holding Company Liquidation Account, in the amount of the then adjusted subaccount balance for his Deposit Account then held, before any distribution may be made to any holders of the Stock Holding Company’s capital stock.

9.7.4                     In the event of a complete liquidation of the Stock Holding Company where the Bank is not also completely liquidating, or in the event of a sale or other disposition of the Stock Holding Company apart from the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder (if any) shall be treated as surrendering such Person’s rights to the Stock Holding Company Liquidation Account and receiving from the Stock Holding Company an equivalent interest in the Bank Liquidation Account. Each such holder’s interest in the Bank Liquidation Account shall be subject to the same rights and terms as if the Bank Liquidation Account were the Stock Holding Company Liquidation Account (except that the Stock Holding Company shall cease to exist).

9.7.5                     The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder (if any) shall be determined by multiplying the opening balance in the Bank Liquidation Account by a fraction, the numerator of which is the amount of such Eligible Account Holder’s or Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders. For Deposit Accounts in existence on both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on such record dates. Such initial subaccount balance shall not be increased by additional Deposits, but shall be subject to downward adjustment as described below. The initial subaccount balance in the Stock Holding Company Liquidation Account for a Deposit Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder (if any) shall be determined in the same manner as their interest in the Bank Liquidation Account is determined.

9.7.6                     If, at the close of business on the last day of any period for which the Stock Holding Company has prepared audited financial statements subsequent to the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder (if any) is less than the lesser of: (a) the balance in the Deposit Account at the close of business on the last day of any period for which the Stock Holding Company has prepared audited financial statements subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date (if established), or (b) the amount in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date (if established), then the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in the balance of such Deposit Account. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero. For purposes of this Section 9.7, a time account shall be deemed to be closed upon its maturity date regardless of any renewal thereof. A distribution of each subaccount balance in the Stock Holding Company Liquidation Account may be made only in the event of a complete liquidation of the Stock Holding Company subsequent to the Conversion and only out of funds available for such purpose after payment of all creditors.

9.7.7                     The creation and maintenance of the Stock Holding Company Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of the Stock Holding Company or the Bank, except that neither the Stock Holding Company nor the Bank shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to be reduced below (i) the amount required for the Stock Holding Company Liquidation Account or Bank Liquidation Account, as applicable, or (ii) the regulatory capital requirements of the Stock Holding Company (to the extent applicable) or the Bank. Neither the Stock Holding Company nor the Bank shall be required to set aside funds in connection with its obligations hereunder relating to the Stock Holding Company Liquidation Account or Bank Liquidation Account, as applicable. Eligible Account Holders and Supplemental Eligible Account Holders (if any) do not retain any voting rights in either the Stock Holding Company or the Bank based on their liquidation subaccounts.

9.7.8                     The amount of the Stock Holding Company Liquidation Account shall equal at all times the amount of the Bank Liquidation Account, and in no event will any Eligible Account Holder or Supplemental Eligible Account Holder (if any) be entitled to a distribution exceeding such holder’s subaccount balance in the Stock Holding Company Liquidation Account or Bank Liquidation Account. A distribution to an Eligible Account Holder or Supplemental Eligible Account Holder (if any) from the Stock Holding Company Liquidation Account will extinguish the right of the Eligible Account Holder or Supplemental Eligible Account Holder (if any) to receive a distribution from the Bank Liquidation Account.

9.7.9                     For the three-year period following the completion of the Conversion, the Stock Holding Company will not without prior approval of the Commissioner and the FRB: (i) sell or liquidate the Stock Holding Company, or (ii) cause the Bank to be sold or liquidated. Upon the written request of the FRB and, if necessary, the Commissioner, the Stock Holding Company shall, or upon the prior written approval of the FRB and, if necessary, the Commissioner, the Stock Holding Company may, at any time after two years from the completion of the Conversion, transfer the Stock Holding Company Liquidation Account to the Bank, at which time the Stock Holding Company Liquidation Account shall be assumed by the Bank and the interests of Eligible Account Holders and Supplemental Eligible Account Holders (if any) will be solely and exclusively established in the Bank Liquidation Account. In the event such transfer occurs, the Stock Holding Company shall be deemed to have transferred the Stock Holding Company Liquidation Account to the Bank and such Liquidation Account shall be subsumed into the Bank Liquidation Account and shall not be subject in any manner or amount to the claims of the Stock Holding Company’s creditors. Approval of the Plan by the Members shall constitute approval of the transactions described herein.

9.8                               Repurchase of Stock. Based upon facts and circumstances following the Conversion and subject to applicable regulatory and accounting requirements, the Board of Directors of the Stock Holding Company may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (a) market and economic factors, such as the price at which the Holding Company Common Stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Stock Holding Company’s return on equity; (b) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or the purchase of shares by the ESOP in the event the ESOP is unable to acquire shares in the Subscription Offering, or to fund any stock plans adopted after the consummation of the Conversion; and (c) any other circumstances in which repurchases would be in the best interests of the Stock Holding Company and its shareholders.

9.9                               Conversion Expenses. The Regulations require that the expenses of the Conversion must be reasonable. The MHC will use its best efforts to assure that the expenses incurred by the MHC and the Stock Holding Company in effecting the Conversion will be reasonable.

9.10                        Public Inspection of Applications. The Bank and the MHC will maintain a copy of the non-confidential portion of the Application in the main banking office of the Bank and such copy will be available for public inspection.

9.11                        Enforcement of Terms and Conditions. Each of the MHC and the Stock Holding Company shall have the right to take all such action as they, in its sole discretion, may deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in the Plan and the terms, conditions and representations contained in the Order Forms, including, but not limited to, the right to require any subscriber or purchaser to provide evidence, in a form satisfactory to the MHC and the Stock Holding Company, of such Person’s eligibility to subscribe for or purchase shares of the Holding

Company Common Stock under the terms of the Plan and the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Holding Company Common Stock that it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and the MHC, the Stock Holding Company, the Bank and their Trustees, Directors, Officers, Employees, Corporators and agents shall be free from any liability to any Person on account of any such action.

9.12                        Voting Rights Following the Conversion. Following the Conversion, the holders of the capital stock of the Stock Holding Company shall have exclusive voting rights in the Stock Holding Company.

9.13                        Restrictions on Acquisition of Bank and Stock Holding Company.

9.13.1              The Articles of Organization of the Bank may contain a provision stipulating that no person, except the Stock Holding Company, for a period of three years following the closing date of the Conversion, may directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of equity security of the Bank, without the prior written approval of the Commissioner. In addition, such Articles of Organization may also provide that for a period of three years following the closing date of the Conversion, shares beneficially owned in violation of the above-described Articles of Organization provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote.

9.13.2              For a period of three years from the date of consummation of the Conversion, no person, other than the Stock Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Bank without the prior written consent of the FRB. Nothing in the Plan shall prohibit the Stock Holding Company from taking actions permitted under 12 C.F.R. 239.63(f).

9.13.3              The Articles of Incorporation of the Stock Holding Company may contain a provision stipulating that in no event shall any record owner of any outstanding shares of Holding Company Common Stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote with respect to any shares held in excess of 10%. In addition, the Articles of Incorporation and Bylaws of the Stock Holding Company may contain, in addition to any other permissible provisions, provisions which provide for, or prohibit, as the case may be, staggered terms of the Directors, noncumulative voting for Directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

9.13.4              For the purposes of this Section 9.13:

(1)                                 the term “person” includes an individual, a firm, a corporation or other entity;

(2)                                 the term “offer” includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

(3)                                 the term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

(4)                                 the term “security” includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a “security” as defined in 15 U.S.C. § 77b(a)(1).

ARTICLE 10.
Miscellaneous

10.1                        Interpretation of Plan. All interpretations of the Plan and application of its provisions to particular circumstances by the MHC and the Stock Holding Company shall be final, subject to the authority of the Commissioner and the FRB. When a reference is made in the Plan to Sections or Exhibits, such reference shall be to a Section of or Exhibit to the Plan unless otherwise indicated. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents and headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Whenever the words “include”, “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “without limitation”.

10.2                        Amendment or Termination of the Plan. If deemed necessary or desirable, the terms of the Plan may be substantively amended by a majority vote of the Board of Trustees of the MHC as a result of comments from regulatory authorities at any time prior to approval of the Plan by the Commissioner and the FRB and at any time thereafter with the concurrence of the Commissioner and the FRB. If amendments to the Plan are made after the Special Meeting, no further approval of the Members will be necessary unless otherwise required by the Commissioner or the FRB. The Plan may be terminated by the Board of Trustees of the MHC in its sole discretion, at any time prior to the Special Meeting and at any time thereafter with the concurrence of the Commissioner and the FRB. The Plan will terminate if the Conversion is not completed within twenty-four months from the date of approval of the Plan by the Members of the MHC.

Dated: March 5, 2019

EXHIBIT 1.1

FORM OF AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “MHC Merger Agreement”), dated as of [•], 2019, is made by and between HarborOne Mutual Bancshares, a Massachusetts mutual holding company (the “MHC”), and HarborOne Bancorp, Inc., a Massachusetts corporation (the “Mid-Tier Holding Company”). Capitalized terms have the respective meanings given them in the Plan of Conversion (the “Plan”) of the MHC, unless otherwise defined herein.

WHEREAS, the MHC is a Massachusetts mutual holding company that owns 53% of the common stock of the Mid-Tier Holding Company.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1.             Merger. At the Effective Time (as hereinafter defined), the MHC shall merge with and into the Mid-Tier Holding Company, with the Mid-Tier Holding Company as the resulting entity (the “Surviving Company”).

2.             Effect of Merger. At the Effective Time,

(a)           Shares of Mid-Tier Holding Company common stock held by the MHC will be canceled;

(b)           Persons having liquidation interests in the MHC will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the MHC; and

(c)           The Surviving Company shall continue in existence as the surviving entity and, by virtue of the Merger succeed to and possess all of the rights, privileges and powers of the MHC and the Mid-Tier Holding Company, and all of the assets and property of whatever kind and character of the MHC and the Mid-Tier Holding Company shall vest in the Surviving Company without further act or deed; thereafter, the Surviving Company, as the surviving entity, shall be liable for all of the liabilities and obligations of the MHC and the Mid-Tier Holding Company, and any claim or judgment against the MHC and the Mid-Tier Holding Company may be enforced against the Surviving Company, as the surviving entity.

3.             Effective Time. The MHC Merger shall become effective on such date and at such time (the “Effective Time”) as specified in a filing accepted by the Massachusetts Commissioner of Banks.

4.             Name. The name of the Surviving Company shall be HarborOne Bancorp, Inc.

5.             Articles of Organization and Bylaws. The Articles of Organization and the Bylaws of the Mid-Tier Holding Company, as in effect immediately prior to Effective Time, shall be the Articles of Organization and the Bylaws of the Surviving Company.

6.             Offices. The main office of the Surviving Company shall be 770 Oak Street, Brockton, Massachusetts 02301.

7.             Directors and Officers. The directors and officers of the Mid-Tier Holding Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Company after the Effective Time.

8.             Other Terms. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this MHC Merger Agreement and the Conversion.

2

IN WITNESS WHEREOF, the MHC and the Mid-Tier Holding Company have caused this MHC Merger Agreement to be executed as of the date first above written.

HARBORONE MUTUAL BANCSHARES

By:
	Name:	James W. Blake
	Title:	Chief Executive Officer

HARBORONE BANCORP, INC.

By:
	Name:	James W. Blake
	Title:	Chief Executive Officer

EXHIBIT 1.2

FORM OF AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Mid-Tier Merger Agreement”), dated as of [•], 2019, is made by and between HarborOne Bancorp, Inc., a Massachusetts corporation (the “Mid-Tier Holding Company”), and HarborOne NorthEast Bancorp, Inc., a Massachusetts corporation (the “Stock Holding Company”). Capitalized terms have the respective meanings given them in the Plan of Conversion of HarborOne Mutual Bancshares (the “Plan”) unless otherwise defined herein.

WHEREAS, the Stock Holding Company is a newly-formed, wholly-owned subsidiary of the Mid-Tier Holding Company.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1.             Merger. At the Effective Time (as hereinafter defined), the Mid-Tier Holding Company will merge with and into the Stock Holding Company, with the Stock Holding Company as the resulting corporation (the “Surviving Company”).

2.             Effect of Merger. At the Effective Time,

(a)           Persons who constructively received liquidation interests in the Mid-Tier Holding Company in connection with the merger of HarborOne Mutual Bancshares (the “MHC”) with and into the Mid-Tier Holding Company will exchange those liquidation interests for interests in the Bank Liquidation Account and the Stock Holding Company Liquidation Account;

(b)           Shares of the Mid-Tier Holding Company held by persons other than the MHC immediately prior to the Conversion will convert automatically into the right to receive shares of the Stock Holding Company in the Exchange Offering; and

(c)           The Surviving Company shall continue in existence as the surviving entity and, by virtue of the Merger, succeed to and possess all of the rights, privileges and powers of the Mid-Tier Holding Company and the Stock Holding Company, and all of the assets and property of whatever kind and character of the Mid-Tier Holding Company and the Stock Holding Company shall vest in the Surviving Company without further act or deed; thereafter, the Surviving Company, as the surviving entity, shall be liable for all of the liabilities and obligations of the Mid-Tier Holding Company and the Stock Holding Company, and any claim or judgment against the Mid-Tier Holding Company and the Stock Holding Company may be enforced against the Surviving Company, as the surviving entity.

3.             Effective Time. The Mid-Tier Merger shall become effective on such date and at such time (the “Effective Time”) as specified in articles of merger filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts.

4.             Name. The name of the Surviving Company shall be changed to HarborOne Bancorp, Inc.

5.             Articles of Organization and Bylaws. Subject to Section 4 above, the Articles of Organization and the Bylaws of the Stock Holding Company, as in effect immediately prior to Effective Time, shall be the Articles of Organization and the Bylaws of the Surviving Company.

6.             Offices. The main office of the Surviving Company shall be 770 Oak Street, Brockton, Massachusetts 02301.

7.             Directors and Officers. The directors and officers of the Stock Holding Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Company after the Effective Time.

8.             Other Terms. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Mid-Tier Merger Agreement and the Conversion.

[Signature page follows]

2

IN WITNESS WHEREOF, the Mid-Tier Holding Company and the Stock Holding Company have caused this Mid-Tier Merger Agreement to be executed as of the date first above written.

HARBORONE BANCORP, INC.

By:
	Name:	James W. Blake
	Title:	Chief Executive Officer

HARBORONE NORTHEAST BANCORP, INC.

By:
	Name:	James W. Blake
	Title:	Chief Executive Officer